Exhibit 99.4

Investor FAQ

1. What was announced?

RAPT has agreed to be acquired by GSK for $58.00 per share in cash, which represents an equity value of approximately $2.2 billion.

This transaction has the potential to bring GSK’s global development and commercialization capabilities, resources and infrastructure to our programs and ultimately bring added value to our pipeline, patients, and stockholders.

2. Why does this transaction make sense for RAPT investors?

We believe this is the right transaction for our investors.

•	The offer price represents a significant 65% premium to the last closing price (January 16, 2026) of RAPT prior to the announcement of the transaction.

•	The offer price also represents a 37% premium to the 52-week high of RAPT shares.

•	We believe the advancement of ozureprubart in food allergy will benefit from the resources, infrastructure, and capabilities that a global organization like GSK offers

3. What role will your executive team have after the merger?

For now until closing, things are ‘business as usual’ for RAPT, including our leadership team. Integration planning is in process and the go-forward organizational structure will be reviewed as part of that integration planning process. We expect to know more in the coming weeks.

4. When will the tender offer be commenced?

GSK is obligated to commence a tender offer to acquire all of RAPT’s outstanding shares for $58.00 per share in cash as promptly as practicable but no later than 10 business days after the date of the merger agreement. At the tender offer price, GSK is offering total consideration of approximately $2.24 billion for all outstanding shares.

Assuming a majority of the outstanding RAPT shares are tendered and not withdrawn, and subject to other customary closing conditions, including receipt of U.S. antitrust clearance, GSK is required to close the tender offer. RAPT shares that are not tendered will be converted into the right to receive the same $58.00 per share in cash paid in the tender offer, and RAPT stock will no longer be listed on the Nasdaq exchange. Following the consummation of the tender offer, RAPT will merge with and into a subsidiary of GSK in a second-step merger.

5. When do you expect to file the Schedule 14D-9?

RAPT’s Schedule 14D-9 will be filed on the same day as the commencement of the tender offer, which GSK is obligated to commence as promptly as practicable but no later than 10 business days after the date of the merger agreement.

6. When do you expect the transaction to close?

We expect to close the transaction in the first quarter of 2026, subject to satisfaction or waiver of required closing conditions, including receipt of U.S. antitrust clearance, and the tender of a majority of the outstanding RAPT shares.

Important Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) for the outstanding common stock of RAPT Therapeutics referred to in this communication has not yet commenced. The description contained in this communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that GSK and its acquisition subsidiary will file with the SEC. The solicitation and offer to purchase RAPT Therapeutics’ common stock will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, GSK will file a tender offer statement on Schedule TO and thereafter RAPT Therapeutics will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF RAPT THERAPEUTICS SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER.

The offer to purchase, the letter of transmittal, the solicitation/recommendation statement and related offer documents will be made available for free at the SEC’s website at www.sec.gov. Copies of those offer documents and all other documents filed by GSK and RAPT Therapeutics will be made available at no charge by directing a request to the information agent for the Offer, which will be named in the Schedule TO to be filed with the SEC. Copies of the solicitation/recommendation statement on Schedule 14D-9 to be filed with the SEC by RAPT Therapeutics will be available free of charge on RAPT Therapeutics’ investor relations website at www.investors.rapt.com.

In addition, RAPT Therapeutics files annual, quarterly and current reports and other information with the SEC, which are also made available free of charge on RAPT Therapeutics’ investor relations website at www.investors.rapt.com and at the SEC’s website at www.sec.gov.

Forward-Looking Statements Disclaimer

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of RAPT Therapeutics and GSK, including statements relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of January 19, 2026 by and among RAPT Therapeutics, GSK, and the other parties thereto (the “Merger Agreement”), including the anticipated occurrence, manner and timing of the proposed tender offer, the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the subsequent merger set forth in the Merger Agreement, the possibility of any termination of the Merger Agreement, and the prospective benefits of the proposed transaction, and other statements that are not historical facts. The forward-looking statements contained in this communication are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. These statements may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek,” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer; uncertainties as to how many of RAPT Therapeutics’ stockholders will tender their stock in the offer; the possibility that competing offers or acquisition proposals will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the possibility that the proposed transaction does not close; negative effects of the announcement of the proposed transaction on the market price of RAPT Therapeutics’ common stock or RAPT Therapeutics’ operating results; unexpected significant transaction costs; the risk of litigation and/or regulatory actions related to the proposed transaction; potential adverse reactions or changes to business relationships resulting from the proposed acquisition, the effect of the announcement, pendency or consummation of the acquisition on the ability of RAPT Therapeutics to retain and hire key personnel or maintain key vendor, supplier or partner relationships; risks arising from data protection and cross-border data transfer laws and regulations in jurisdictions where the parties operate, including the People’s Republic of China; and the potential effect of the transaction on RAPT Therapeutics’ clinical and preclinical pipeline. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on RAPT Therapeutics’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the parties’ public filings with the U.S. Securities and Exchange Commission (the “SEC”), including those described from time to time under the caption “Risk Factors” and elsewhere in RAPT Therapeutics’ filings and reports with the SEC, including RAPT Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025, and September 30, 2025, or in GSK’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC by GSK, as well as the Tender Offer

Statement on Schedule TO and related tender offer documents to be filed by GSK and its acquisition subsidiary, and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by RAPT Therapeutics. Any forward-looking statements are made based on the current beliefs and judgments of RAPT Therapeutics’ and GSK’s management, and the reader is cautioned not to rely on any such forward-looking statements. Except as required by law, RAPT Therapeutics and GSK do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.